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Exhibit 23.5

Independent Auditors' Consent

The Board of Directors
United Surgical Partners International, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of United Surgical Partners International, Inc. of our report dated June 4, 2002 with respect to the balance sheet of Surgicoe Corporation and subsidiary as of December 31, 2001, and the related statements of operations, stockholders' deficit and cash flows for the year then ended which report appears in the Form 8-K of United Surgical Partners International, Inc. dated March 27, 2002.

(Signed) KPMG LLP
Dallas, Texas
September 12, 2002

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Independent Auditors' Consent